Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Watts Water Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑188669, 333-142714, 333-64627, 333-108699, and 333-115968) on Form S-8 and (Nos. 333-85862 and 333-224110) on Form S-3 of Watts Water Technologies, Inc. of our reports dated February 22, 2019, with respect to the consolidated balance sheets of Watts Water Technologies, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement Schedule II-Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Watts Water Technologies, Inc.

Our report dated February 22, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that Watts Water Technologies, Inc. did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to ineffective risk assessment and ineffective process level control activities over the accounting for tax liabilities associated with the Tax Cuts and Jobs Act of 2017 has been identified and included in management’s assessment.

/s/ KPMG LLP

Boston, Massachusetts
February 22, 2019